BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 30, 2019

1.           Date, Time and Place: Meeting held on August 30, 2019 at 9:00 a.m., in São Paulo City, São Paulo state, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, ZIP Code 05425-000.

2.           Summons and Presence: The call notice requirement was waived in view of the presence of all members of the Company's Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Ms. Flávia Buarque de Almeida (“Ms. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”).

3.           Presiding Board: Chairman: Mr. Pedro Pullen Parente. Secretary: Mrs. Cristiana Rebelo Wiener.

4.           Agenda: (i) Sale of the corporate interest held on SATS BRF Foods Ltd.; (ii) Amendment of the Policy of Competence.

5.           Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda has been examined, the following matter was discussed and the following resolution was taken:

5.1.      Sale of SATS. The members of the Board of Directors, by unanimous votes, in accordance with the article 23, (xxxv) of the Company’s Bylaws, approved the sale of the totality of the corporate interest held by BRF GmbH on SATS BRF Foods PTE Ltd., which represents 49% of the s company’s capital stock, by the total amount of SGD17,000,000.00 (seventy million Singapore dollars) to SATS Food Services Pte. Ltd, as well as the execution of a distribution agreement and a trademark license agreement.

Extract of the Ordinary Meeting of the Board of Directors of the BRF S.A. held on August 30, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 30, 2019

5.2.           Amendment of the Policy of Competence. The members of the Board of Directors approved, by unanimous votes, considering the favorable recommendation of the Finance and Risk Management Committee, the People, Governance, Organization and Culture Committee and the Audit and Integrity Committee, the proposal of amendment of the Corporate Policy of Competence of the Company.

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company's head office.

7.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 30, 2019.

Cristiana Rebelo Wiener Secretary

Extract of the Ordinary Meeting of the Board of Directors of the BRF S.A. held on August 30, 2019.